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                                                                     EXHIBIT 5.1





                                 March 10, 1997



ITEQ, Inc.
2727 Allen Parkway, Suite 760
Houston, Texas 77019

         Re:  Opinion as to Legality of Common Stock of ITEQ, Inc.

Gentlemen:

         We have examined the certificate of incorporation and bylaws, both as amended to date, and the corporate proceedings of ITEQ, Inc. ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 5,807,500 shares of Common Stock, $.001 par value, which are being registered on behalf of the Company and certain Selling Stockholders and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

         1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

         2. The certificates for the Common Stock of the Company are in due and proper form; and the 750,000 shares of Common Stock to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable outstanding securities of the Company, and the up to 5,057,500 shares (consisting of 4,300,000 firm shares and up to 757,500 additional shares contingently issuable upon exercise of the underwriters' over allotment option) of Common Stock to be sold by the Company will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

         We consent to the use of this opinion and the reference to our firm in the Registration Statement and Prospectus.

                                        Very truly yours,




                                        PORTER & HEDGES, L.L.P.